Exhibit (a)(2)(xliv)

Towards Sanofi-Aventis

Igor Landau
Chairman of the Management Board

"SANOFI-AVENTIS": REASONS FOR RECOMMENDING THE OFFER
Initial offer	Improved offer
• Undervalued Aventis	Higher premium/multiple confirming Aventis fair value
• Plavix risk in Sanofi shares	Increased cash component
• Execution & integration risks	Balanced corporate governance
• Share overhang	Statement from Sanofi core shareholders
• Antitrust risks	EU approval already obtained
Agreement reached by Sanofi to sell Arixtra/Fraxiparine to GSK

KEY TERMS OF THE IMPROVED OFFER

Consideration:

•
Main offer: 1 Aventis share --> (0.8333 Sanofi shares + €20 in cash)

-->
€68.93 value based on an average of one month before January 21

-->
€66.63 value based on April 23 trading price

•
Final will include 29% in cash and 71% in shares

•
Increase of €8.50 per share in cash; ~ €7 billion additional cash

•
Deal value €55.3 billion

•
Relative weight of Aventis shareholders in combined entity: 49%

Key conditions:

•
50% acceptance threshold

•
Approval by Sanofi Extraordinary Shareholder Meeting

BALANCED CORPORATE GOVERNANCE
•
Board of Directors

  16 members split equally between Aventis(1) and Sanofi(2), Jean-François Dehecq as Chairman/CEO

  4 Committees: Audit, Remuneration, Strategic and Scientific Committees to include equal numbers of directors designated by Aventis and Sanofi

•
Executive Committee

  Chaired Jean-François Dehecq

  Equal representation of other members

(1)
Proposed by Aventis: Jean-Marc Bruel, Jürgen Dormann, Jean-René Fourtou, Serge Kampf, Igor Landau, Hubert Markl, Klaus Pohle, Hermann Scholl

(2)
Proposed by Sanofi: René Barbier de la Serre, Robert Castaigne, Thierry Desmarest, Lord Douro, Christian Mulliez, Lindsay Owen-Jones, Gérard Van Kemmel, Bruno Weymuller

ESTIMATED TIMELINE
• April 26	Filing of revised offer with AMF
• May 4	"Avis de recevabilité" issued by the AMF
• May 11	Opening of the offer
• June 23	Sanofi General Meeting of shareholders
• June 30	Closing of offer
• July 13	Results of the offer(*)
• July 22	Settlement of the offer

*  assuming no extension of the offer